Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-126577 on Form S-8 of our reports dated March 9, 2005, relating to the consolidated financial statements of Avista Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph for certain changes in accounting and presentation resulting from the impact of recently adopted accounting standards) and to management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Avista Corporation for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

February 7, 2006